Exhibit 99.1

Marinus Awarded BARDA Contract to Develop IV Ganaxolone for Treatment of Refractory Status Epilepticus Caused by Nerve Agent Exposure

•	BARDA to fund up to $51 million of $84 million contract for programs related to refractory status epilepticus (RSE) development

•	Five-year contract supports clinical development of IV ganaxolone for treatment of RSE, including treatment of individuals exposed to nerve gas

•	BARDA will fund pre-clinical studies of IV ganaxolone treatment following nerve agent exposure in established animal models

RADNOR, PA--September 14, 2020—Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders, today announced it has entered into a five-year development contract with the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services, to support the development of IV ganaxolone for the treatment of refractory status epilepticus (RSE), a life-threatening condition in which a significant number of patients do not respond to first- and second-line anticonvulsant drugs.

RSE can occur as a result of a variety of serious, acute medical conditions or after exposure to nerve agents. The agreement covers a base period during which BARDA will provide subject matter expertise and $21 million to fund, on a cost share basis, the company’s planned Phase 3 clinical trial of ganaxolone for the treatment of RSE (as a result of an underlying medical condition) and will fund preclinical studies of ganaxolone in nerve agent exposure animal models. Contingent on favorable clinical and preclinical outcomes in the base period, the contract includes up to approximately $30 million of additional BARDA funding spanning three options in support of manufacturing, supply chain, clinical, regulatory and toxicology activities. Under the contract, Marinus will be responsible for cost-sharing in the amount of $33 million if all development options are completed.

“On behalf of the entire Marinus team, we are grateful to BARDA for their collaborative approach throughout this process and for the opportunity to continue to innovate in the field of seizure disorders, while supporting the government’s efforts to be prepared to protect U.S. lives in the event of a chemical attack,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “Through this contract, we are demonstrating our commitment to develop innovative anticonvulsant agents, and we believe this funding will help to strengthen our ganaxolone franchise.”

Organophosphate nerve agents (chemical warfare agents and organophosphate-based pesticides) are highly toxic compounds, which may cause prolonged seizures that become more difficult to treat as they progress. Ganaxolone has a complementary and potentially synergistic mechanism to benzodiazepines, which are currently used to treat nerve agent exposure-induced seizures and may help to stop unremitting seizures when other drugs fail.

On a successful development, BARDA and Marinus may negotiate a procurement agreement for a supply of ganaxolone for potential response to nerve gas exposure threats.

“Having medical products at-the-ready to save lives in emergencies requires strong public-private partnerships,” said BARDA Acting Director Gary Disbrow, Ph.D. “To help our country respond effectively to public health threats and be cost-efficient, we look for product candidates that can fill a need on the commercial market as well as meet public health emergency needs.”

Marinus plans to pursue further discussions with BARDA to evaluate additional routes of administration for ganaxolone that would support field-based rapid response treatment in the event of a nerve gas attack.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have antiseizure, antidepressant, and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus is conducting the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder, along with a Phase 2 trial in tuberous sclerosis complex, and a Phase 2 biomarker driven proof of concept trial in PCDH19-related epilepsy. The company is planning to initiate a Phase 3 trial in refractory status epilepticus. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our clinical development plans for ganaxolone; the cost of our development program for ganaxolone for the treatment of RSE), including nerve gas exposure countermeasure; the potential for additional routes of administration for ganaxolone; expected payments under our agreement with BARDA; the potential safety and efficacy of ganaxolone and the therapeutic potential of ganaxolone. Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the U.S. Food and Drug Administration may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to obtain and maintain patent protection for our product candidates; delays, interruptions or failures in the manufacture and supply of our product candidate; our ability to raise additional capital; the effect of the COVID-19 pandemic on our business, the medical community and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see filings Marinus has made with the Securities and Exchange Commission.

COMPANY CONTACT:

Sasha Damouni Ellis

Vice President, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

484-253-6792

sdamouni@marinuspharma.com

MEDIA CONTACT:

Katie Kennedy

Vice President

Gregory FCA

610-228-2128; 610-731-1045

katiek@gregoryfca.com